LICENSE AGREEMENT

This license agreement ("Agreement") specifies the terms and conditions upon which Phlebotics, Inc., a Delaware corporation having an address of 111 Lorene Place, West Lafayette, IN 47906 ("Licensee"), agrees to license from Bioanalytical Systems, Inc. ("BASi"), an Indiana corporation having an address of 2701 Kent Avenue, West Lafayette, IN 47906, certain patent rights and other rights owned by BASi. This Agreement shall be effective on this 28th day of September, 2007 (the "Effective Date").

1.  DEFINITIONS As used in this Agreement, the following terms shall have the meaning stated in this Section 1:

a.  "Field" shall mean all human applications.

b.  "Improvements" shall mean any and all developments, modifications, discoveries, inventions, or improvements to the Licensed IP.

c.  "Know-How" shall mean the trade secrets, know-how, manufacturing processes, clinical strategies, product specifications, software modules, scientific data, clinical trial data, market analyses, formulae, designs (including circuits and subassembly designs), training manuals, and other non-public information existing as of the Effective Date of this Agreement, that are in the possession of BASi, and that relate to the design, development, and manufacture of the Licensed IP.

d.  "Licensed IP" shall mean the Licensed Patents and Know-How.

e.  "Licensed Patents" shall mean any patent, divisional, continuation, continuation-in-part, and registration, including any foreign counterparts, issuing from: (1) U.S. Application Serial No. 10/914,733, filed August 9. 2004, entitled "Portable Sampling or Testing Device and Method for Pharmacokinetics and Physiology Studies", having a priority date of August 9, 2004, and published on May 18, 2006; and (2) U.S. Application Serial No. 10/612,484, filed July 2, 2003, entitled "Device and Method for Drug Delivery to Animals", having a priority date of July 3, 2002, and published on March 18, 2004.

f.  "Licensed Product(s)" shall mean any and all products (i) covered by any Valid Claim of the Licensed Patents and/or (ii) incorporating any of the Know-How.

g.  "Territory" shall mean worldwide.

h.  "Valid Claim" shall mean a claim in any issued and unexpired Licensed Patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.  LICENSE AND SUBLICENSE RIGHTS; IMPROVEMENTS

a.  Subject to the terms and conditions hereof, BASi hereby grants to Licensee an exclusive license under the Licensed IP to develop, make, have made, use, sell and offer for sale the Licensed Product(s) in the Territory for use in the Field. For purposes of clarification, Licensee is granted no rights under the Licensed IP outside of the Field; provided, however, that Licensee shall be permitted to use the Licensed IP with animals solely in connection with pre-clinical trials conducted for the purpose of obtaining regulatory approvals for the Licensed Products. For purposes of clarification, Licensee does not receive any other intellectual property of BASi, including but not limited trademarks of BASi, such as the CULEX, EMPIS, EMPIS (and Design), and FLEABOT trademarks.

b.  Licensee shall have the right to sublicense the rights granted under Section 2a. above to any of its affiliates and/or any third parties; provided, however, that Licensee shall give BASi at least 30 days' prior written notice of the proposed terms of any sublicense and shall discuss in good faith any concerns that BASi may have with such sublicense. Licensee shall remain liable for royalty payments resulting from Net Sales by any sublicensee pursuant to Section 4. Each sublicense shall have confidentiality provisions at least as restrictive as those contained in this Agreement, and shall specify that BASi has no liability under the sublicense agreement. Licensee shall provide BASi with complete copies of all sublicense agreements promptly following execution thereof. Licensee shall be responsible for the acts and omissions of the sublicensee, and shall indemnify, defend, and hold harmless BASI and its affiliates, and their respective directors, officers, employees, and agents from and against all damages, losses, liabilities, costs, expenses, claims, demands, suits, penalties and judgments as well as administrative and judicial orders, including reasonable counsel fees and expenses incurred, assessed or sustained by or against the same with respect to, resulting from or arising out of the sublicense between Licensee and the sublicensee.

c.  Any Improvements that are conceived or developed by a party after the Effective Date shall be owned exclusively by such party. BASi shall have a right of first negotiation with respect to Licensee's patented Improvements pursuant to Section 8c. herein. Effective upon the date of the expiration or termination of this Agreement, Licensee hereby grants to BASi a royalty-free, worldwide, non-exclusive license (with the right to sublicense) under any Improvements owned by Licensee that are not covered under any issued patent as of such date for use outside of the Field.

3.  PATENT PROSECUTION

a.  BASi shall be responsible for and control the prosecution and maintenance of all U.S. and foreign patents and patent applications included in the Licensed IP.

b.  Licensee shall reimburse BASi for fifty percent (50%) of BASi's reasonable costs and fees (including all attorneys' fees and costs, patent office fees, fees and costs incurred by foreign attorneys at the request of BASi) incurred by BASi after the Effective Date in fulfilling its obligations under Section 3.a hereof.

c.  BASi will promptly notify Licensee in the event of a decision to abandon any U.S. or foreign patent or patent application included in the Licensed IP, and, if BASi is notified in writing by Licensee within thirty (30) days of such notice by BASi that Licensee wishes to continue such prosecution or maintenance, BASi shall assign such patent or patent application to Licensee and Licensee may proceed to control the prosecution and/or maintenance of such patent or patent application.

d.  Licensee shall, at no cost to BASi, cooperate with BASi in the prosecution of the License Patents, including but not limited to causing any employee of Licensee who may be an inventor of the Licensed Patents to be available to BASi in support of such prosecution.

e.  Licensee shall provide BASi with prompt written notice of the development of any patented Improvements to the Licensed IP.

4.  ROYALTY PAYMENTS

a.  Licensee shall pay to BASi a royalty on the sales of Licensed Products by Licensee or by any sublicensee as follows:

(i)  With respect to any Licensed Product covered by one or more Valid Claims under a Licensed Patent, Licensee shall pay to BASi a royalty equal to five percent (5%) of Net Sales of such Licensed Product. Licensee's obligation to pay royalties under this Section 4a.i. with respect to any Licensed Product in any given country shall expire upon the expiration in such country of the last-to-expire Licensed Patent with a Valid Claim.

(ii)  With respect to any Licensed Product that incorporates Know-How but is not covered by a Valid Claim, Licensee shall pay to BASi a royalty equal to five (5%) of Net Sales of such Licensed Product. Licensee's obligation to pay royalties under this Section 4a.ii. shall expire seven (7) years from the first commercial sale of any Licensed Product in the United States.

b.  As used herein, "Net Sales" shall mean the total gross revenues received by Licensee, or the sublicensee, as applicable, for the sale of Licensed Products, less any deductions (to the extent and only to the extent that such deductions are separately and customarily stated on the invoice) for cash or credit discounts, credits or allowances for product returns, refunds, rebates, commissions paid to sales personnel, taxes or shipping or transportation charges.

c.  Royalties shall be payable on a quarterly basis contemporaneously with the delivery of the reports required under Section 6a. below.

d.  If a Licensed Product is sold by a sublicensee to Licensee, no periodic payment shall be required until the Licensed Product is sold by Licensee, and at that time the periodic payment shall be computed according to Sections 4a.i. or 4b.ii. herein.

e.  In the event Licensee enters into a royalty-bearing license agreement with a third party (or third parties) as permitted hereunder (1) due to an infringement claim by such third party with respect to a Licensed Product, or (2) based on the good faith opinion of Licensee that an infringement against a third party's patents may occur without such a license, then the royalty payable to BASi pursuant to Section 4a. shall be reduced by fifty percent (50%).

5.  MAINTENANCE FEES; SUBLICENSE FEES

a.  Licensee shall pay to BASi a license maintenance fee equal to $20,000 per year beginning on January 1, 2010, and on each subsequent anniversary thereof during the term of this Agreement.

b.  In the event that Licensee receives from any sublicensee up front or milestone fees or payments in consideration for a sublicense under the Licensed Patents or Know-How ("Sublicense Fees"), and such Sublicense Fees are non-refundable and are not credited against future royalty obligations under such sublicense (e.g. pre-paid royalties), then Licensee shall pay to BASi an amount determined as follows:

Date Sublicense Fees Are Received by Licensee	Amount of Payment to BASi
Effective Date - October 1, 2010	50% of the Sublicense Fees
October 2, 2010 - October 1, 2012	25% of the Sublicense Fees
After October 1, 2012	10% of the Sublicense Fees

6.  REPORTS AND PAYMENT OF ROYALTY PAYMENTS

a.  Within thirty (30) days following the end of each calendar quarter, commencing with the calendar quarter during which Licensee or any sublicensee makes the first commercial sale of a Licensed Product, Licensee shall send to BASi a report of the Licensed Product(s) sold by Licensee or its sublicensees in the preceding calendar quarter, showing the respective descriptions, quantities, net sales, and calculations of royalty payments as required by Section 4 above. Any payment required under this paragraph shall be in the form of a check made payable to BASi and shall be sent to BASi 's address specified above, or to such other address as may be designated by BASi, or by electronic transfer to accounts specified by BASi.

b.  Licensee shall maintain complete and accurate records of Licensed Product sold, showing the respective descriptions, quantities, Net Sales, and calculations of royalty payments due and payable thereon, for the three (3) year period after the sale of such Licensed Product. BASi or its agent may, not more than once per year, inspect and copy Licensee's records during reasonable business hours for purposes of verifying the completeness and accuracy of all reports to BASi. BASi shall provide fifteen (15) days advance notice of such inspection. If any inspection indicates that a payment has been underpaid by more than five percent (5%), Licensee shall upon BASi's request reimburse BASi for BASi's reasonable cost of the inspection.

c.  Any and all amounts not timely paid to Licensee hereunder shall bear interest at the rate of eight percent (8%) per annum, or the maximum amount permitted by law, whichever is less.

7.  TECHNOLOGY TRANSFER Within thirty (30) days of the Effective Date, BASi will provide to Licensee copies of all documents and records that comprise Know-How. In addition, during the first sixty (60) days of the term of this Agreement, Licensee may schedule with BASi, through BASi's Executive Vice President or his designee, meetings to permit for oral communications between BASi personnel having knowledge of the Know-How and no more than two (2) representatives of Licensee. Licensee shall reimburse BASi at a reasonable hourly rate for time spent by BASi participants in excess of twenty (20) hours in the meetings required under this Section 7.

8.  LICENSEE'S OBLIGATIONS AND WARRANTIES

a.  Licensee shall in good faith diligently use its commercially reasonable efforts to develop, obtain government approvals for, and promote the sale of the Licensed Products.

b.  Except as expressly permitted in Section 2a., Licensee represents and warrants that it shall not make, have made, use, sell, or offer for sale any product that embodies any of the Licensed IP for use outside the Field.

c.  Licensee shall provide BASi with prompt written notice of any patented Improvements owned by Licensee. Such notice will also include an offer to BASi to license the Improvements for uses outside the Field. BASi will have sixty (60) days to consider and negotiate such a license. Licensee agrees that it will not offer a license or assignment of the Improvements until the conclusion of this sixty (60) day period. Licensee further agrees that, during the term of this Agreement, Licensee shall not grant a license to any Improvements for use outside of the Field to any direct competitor of BASi.

d.  Licensee agrees that it will not use or adopt any trademark for the Licensed Products or any other product or service that is confusingly similar to the trademarks or trade name of BASi; provided, however, that Licensee shall be permitted to use and adopt trademarks and/or tradenames for "Phlebotics" and any derivative thereof (e.g. "Phlebot").

e.  Licensee represents and warrants that it is a valid corporation existing under the laws of the State of the State of Delaware; that it has the authority to enter into this Agreement; and that it is not a party to any oral or written agreement or understanding with any third party that is either inconsistent with or will conflict with Licensee’s ability to fulfill its obligations under this Agreement.

f.  Licensee represents and warrants that it will not provide any source code for any computer programs included in the Licensed IP, or derivative works to such programs, to any third party, and that such source code shall be considered Confidential Information, as defined under this Agreement.

g.  Licensee represents and warrants that it and its sublicensees will not challenge the validity or enforceability of any right in the Licensed IP.

9.  TERM This Agreement shall take effect as of the Effective Date and shall continue until its expiration in accordance with this Section 9 or termination in accordance with Section 10. This Agreement shall expire on a country-by-country basis when Licensee has no further royalty payment obligations with respect to a given country. At that time, the license granted hereunder with respect to Know-How in the given country shall be deemed perpetual and fully paid up.

10.  TERMINATION Notwithstanding any other provisions of this Agreement, and in addition to all other legal remedies available to the parties, this Agreement may be terminated by any one of the following circumstances:

a.  In the event that Licensee or BASi breaches any provision of this Agreement, the one party may notify the other party thereof in writing. Following said notice, if said breach remains uncorrected for a period of thirty (30) days thereafter, then the one party may elect to terminate this Agreement by further written notice to the other party.

b.  BASi may terminate this Agreement by written notice to Licensee if Licensee fails to (a) deliver to BASi a comprehensive business plan for the Licensed Products within nine (9) months of the Effective Date; (b) raise a minimum of two million dollars ($2,000,000.00) in funding (whether through the issuance of equity or debt securities, receipt of grant funding or otherwise) within two (2) years of the Effective Date; (c) complete a prototype Licensed Product within three (3) years of the Effective Date; (d) submit to the applicable reviewing body (an Institutional Review Board (IRB) or the U.S. Food and Drug Administration (FDA)) an application for Investigational Device Exemption for a Licensed Product within four (4) years of the Effective Date; or (e) submit a 510k application to the FDA for a Licensed Product within six (6) years of the Effective Date. Licensee shall notify BASi in writing (the "Milestone Notice") if it fails to meet any of the foregoing milestone deadlines. Licensee shall deliver the Milestone Notice as soon as practicable, but no later than thirty (30) days after the applicable milestone deadline. If Licensee fails to deliver the Milestone Notice during such period, BASi shall have the right to terminate this Agreement. In order to terminate this Agreement for Licensee's failure to meet the milestones set forth above, BASi must deliver to Licensee a written notice of termination within thirty (30) days of BASi's receipt of the Milestone Notice.

c.  Licensee may terminate this Agreement at any time upon ninety (90) days prior written notice to BASi; provided, however, that such termination will not relieve Licensee for any payment obligation accruing prior to the date of termination.

d.  This Agreement shall terminate automatically in the event that Licensee has (a) commenced a voluntary proceeding under any insolvency law, (b) had an involuntary proceeding commenced against it under any insolvency law which has continued undismissed or unstayed for sixty (60) consecutive days, (c) had a receiver, trustee or similar official appointed for it or for any substantial part of its property, (d) made an assignment for the benefit of creditors, (e) had an order for relief entered with respect to it by a court of competent jurisdiction under any insolvency law, (f) been dissolved under applicable corporate law, or (g) ceased all commercialization efforts with respect to the Licensed IP and the Licensed Products. For purposes hereof, the term "insolvency law" means any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

e.  In the event of termination, all obligations for future payments by Licensee shall cease. The provisions of Sections 2c., 9, 12b., 12c., 13 and 15 shall survive termination of this Agreement for any reason.

11.  ENFORCEMENT AND DEFENSE OF LICENSED IP

a.  If, over the duration of this Agreement, either party discovers that any right in the Licensed IP in the Field is or appears to be infringed by a third party, such party shall notify the other party of such discovery in writing. BASi shall have the first right to bring and control an enforcement action against such third party for infringement. Licensee shall provide reasonable assistance in connection with such enforcement action, for which Licensee shall be reimbursed for its reasonable time and expense. In the event BASi has not initiated an enforcement action for such infringement within sixty (60) days after becoming aware of the infringement, then Licensee may initiate an enforcement action on its own behalf by providing BASi with written notice thereof. BASi shall provide reasonable assistance in connection with such enforcement action, for which BASi shall be reimbursed for its reasonable time and expense. Any settlement or monetary award relating to infringement within the Field shall belong to Licensee and shall be deemed Net Sales for royalty payment purposes.

b.  If, over the duration of this Agreement, any third party asserts a claim, demand, action, suit or proceeding against BASi or Licensee alleging that any Licensed Product infringes the intellectual property rights of such third party (a "Third Party Claim"), then such party shall promptly notify the other party thereof in writing specifying the facts, to the extent known, in reasonable detail. The party that is subject to such Third Party Claim shall have the right and responsibility, at its sole cost and expense, to defend and settle such Third Party Claim. Notwithstanding the foregoing, if BASi is entitled to indemnification pursuant to Section 12b.ii. in connection with a Third Party Claim, Licensee shall have the right, at its sole cost and expense, to defend and settle such Third Party Claim; provided that settlement of any such claim shall be subject to written consent by BASi, which consent shall not be unreasonably withheld. In the event that BASi is named as a defendant in any Third Party Claim, Licensee shall file with the applicable court a motion (and such other pleadings as deemed appropriate by Licensee) to have BASi removed as a defendant in such Third Party Claim. In the event that the court denies such motion and BASi is not removed as a defendant, then, at the request of BASi, Licensee shall discontinue any alleged infringing activities, including selling any Licensed Products that are the subject of such Third Party Claim, for so long as BASi remains a defendant in such claim; provided, however, that (i) any such request by BASi must be based on its reasonable determination that Licensee would be unable to indemnify BASi with respect to its potential damages under such Third Party Claim, and (ii) Licensee shall not be required to discontinue any such activities if BASi has promoted or marketed the Licensed Products in the Field without the prior written approval of Licensee. The parties shall cooperate in the defense of any infringement claim.

12.  INSURANCE, INDEMNIFICATION, AND EXPORT CONTROLS

a.  Licensee represents and warrants that, prior to offering any Licensed Product for sale, Licensee shall have insurance at levels appropriate to the industry.

b.  Without prejudice to any other right or remedy BASi may have under this Agreement or otherwise, Licensee shall indemnify, defend, and hold harmless BASi, its affiliates, and their respective directors, officers, employees, and agents from and against all damages, losses, liabilities, costs, expenses, claims, demands, suits, penalties and judgments as well as administrative and judicial orders, including reasonable attorneys' fees and expenses (collectively, "Losses"), incurred, assessed, or sustained by or against the same with respect to, resulting from, or arising out of: (i) any breach of this Agreement by Licensee; (ii) any action by a third party related to the manufacture, use or commercialization by Licensee or a sublicensee of any Licensed Product, including but not limited to actions of product liability and actions for infringement of third party intellectual property rights (but expressly excluding any infringement claims related to BASi's use of the Licensed Patents and Know-How outside of the Field); and (iii) any negligence or willful misconduct of Licensee in its performance under this Agreement.

c.  Without prejudice to any other right or remedy Licensee may have under this Agreement or otherwise, BASi shall indemnify, defend, and hold harmless Licensee, its affiliates, and their respective directors, officers, employees, and agents from and against all Losses incurred, assessed, or sustained by or against the same with respect to, resulting from, or arising out of: (i) any breach of this Agreement by BASi; and (ii) any negligence or willful misconduct of BASi in its performance under this Agreement.

d.  It is understood that Licensee is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities (including the arms Export control Act, as amended, and the Export Administration Action of 1979), and that Licensee's obligations hereunder are contingent upon Licensee's compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agent of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. Licensee shall obtain all necessary United States and foreign country approvals or licenses required to fulfill its obligations hereunder and with regard to the Licensed Products.

13.  CONFIDENTIALITY

a.  Each Party agrees to maintain secret and confidential all identifiable know how, experience, data, results, materials, technical and commercial information and analogous sensitive and proprietary information, including, without limitation, the Licensed IP (except as otherwise permitted herein) (hereinafter “Confidential Information”), obtained from the other pursuant to this Agreement and in contemplation of it and all other information that it may acquire from the other in the course of this Agreement and to disclose the same only to those of its employees and permitted sublicensees to whom and to the extent that such disclosure is reasonably necessary in using the Confidential Information as permitted hereunder. Each party agrees not to use the other party's Confidential Information except in exercising its rights and performing its obligations under this Agreement. The terms and conditions of this Agreement shall be deemed the Confidential Information of both parties. Licensee may disclose the existence of this Agreement. Licensee may also disclose the terms and conditions of this Agreement to any potential investor.

b.  The forgoing obligations of Section 13.a above shall not apply to Confidential Information that: (1) was in the recipient's possession before receipt from discloser and not subject to any obligation restricting use or disclosure; or (2) is or becomes a matter of general public knowledge through no fault of the recipient; or (3) is received by the recipient on a non-confidential basis from a third party that has the right to disclose the information without restriction; or (4) is independently developed by the recipient; or (5) must be disclosed under applicable laws or regulations or court order, provided the recipient first gives the discloser notice and uses all reasonable efforts to secure confidential protection of such Confidential Information.

c.  Each party's employees and the employees of each party's affiliates shall be permitted to use the other party’s Confidential Information exclusively for the purposes of carrying out that party's obligations under this Agreement and, subject to the terms and conditions of this Agreement, Licensee's sublicensees shall be permitted to use that portion of the Confidential Information necessary for the sublicensee to carry out its obligations under the sublicense agreement; provided, however, that such use by a sublicensee must be consistent with the confidentiality requirements of this Agreement.

14.  PUBLICITY Neither party shall release any press release regarding this Agreement without the prior written consent of the other party.

15.  BASI'S WARRANTIES BASi represents and warrants that:

a.  BASi owns the Licensed Patents and has not granted to any person other than Licensee a license, covenant not to sue or similar right with respect to the Licensed Patents in the Field.

b.  No person has asserted a claim or initiated a lawsuit against BASi challenging the ownership, validity or enforceability of any of the Licensed Patents or alleging that BASi's use or practice of the Licensed Patents infringes, violates or misappropriates the intellectual property rights of any person, or seeking to enjoin or restrain such use or practice.

c.  BASi is a valid corporation existing under the laws of the State of the State of Indiana; that it has the authority to enter into this Agreement; and that it is not a party to any oral or written agreement or understanding with any third party that is either inconsistent with or will conflict with BASi's ability to fulfill its obligations under this Agreement.

d.      EXCEPT AS EXPRESSLY STATED HEREIN, BASI MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION REPRESENTATIONS OR WARRANTIES WITH REGARD TO MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE WITH REGARD TO ITS RIGHTS OR OBLIGATIONS OR THE LICENSED IP.

16.  LIMITATIONS In no event shall either party be liable for any special, indirect, consequential, incidental, punitive, or exemplary damages, or for lost profits, even if it has been advised of the possibility of such claim. This Section 16 shall not apply with respect to a breach by either party of Section 13.

17.  NOTICE

a.  Any notice hereunder by either of the parties upon the other shall be in writing and, subject to being changed by written notice, shall be directed to the parties at the addresses specified above.

b.  Any notice may be sent by registered or certified mail, return receipt requested, with all registry fees and postage prepaid, or telex or cable. If so sent by registered or certified mail, the notice shall be effective as of the time it was mailed. If sent by telex or cable, the notice shall be effective when received.

18.  FORCE MAJEURE No party to this Agreement, or sublicensee hereunder, shall be considered to be in breach of its obligations hereunder if it shall fail to fulfill the same for reasons arising wholly or principally from acts of God, war, riot, civil commotion, tempest, flood, fire, strike, lock-out, or any other circumstances beyond the control of the party or sublicensee, which would (but for the provisions of this Section) be in default of its obligations.

19.  ASSIGNMENT This Agreement, any right or obligation of Licensee, and/or the license granted herein, may not be assigned by Licensee without the prior written consent of BASi.

20.  ASSIGNS, AND SUCCESSORS OF BASI This Agreement, the rights and obligations of BASi, and the royalties and payments due BASi hereunder shall inure to the benefit of the assigns and successors in interest of BASi.

21.  MARKING Licensee shall mark each Licensed Product, and promotional materials therefor, with a legally sufficient notice identifying the patent(s) covering the Licensed Product.

22.  GENERAL No waiver, negligence, relaxation, or delay by one party hereto in enforcing any of the terms and conditions of this Agreement, or the granting of time by one party to the other party, shall prejudice, affect, or restrict the rights and powers of the one party. This Agreement represents the full and complete agreement and understanding of the parties hereto, and supersedes and cancels any previous agreements or understandings. This Agreement shall not hereafter be changed or modified in any respect except by a written memorandum embodying such changes or modifications, duly stated, signed by both parties hereto, and bearing distinct reference to this Agreement.The headings to the provisions of this Agreement are to facilitate reference only, and do not form a part of this Agreement, and therefore shall not in any way affect the interpretation of the provisions in this Agreement. If any provision of this Agreement is held illegal, invalid, or unenforceable, the illegal, invalid, or unenforceable provision shall be null and void and shall be deemed deleted from this Agreement, and all the remaining provisions of this Agreement shall remain in full force and effect. This Agreement shall be governed and construed according to the laws of the state of Indiana, excluding its choice of law provisions. All proceedings arising hereunder shall be exclusively brought and exclusively maintained in state or federal courts located in Indiana, and the parties consent to jurisdiction and venue therein and hereby waive any right to object to jurisdiction or venue. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same document as if all parties had executed a single original document. This Agreement may be executed by facsimile copy and each signature thereto shall be and constitute an original signature, again as if all parties had executed a single original document

IN WITNESS WHEREOF, the parties acknowledge that they have read, understand, and agree to this Agreement.

PHLEBOTICS, INC.	BIOANALYTICAL SYSTEMS, INC.
By: /s/ Peter T. Kissinger	By: /s/ R.M. Shepperd
Peter T. Kissinger, Authorized Representative
Name: R.M. Shepperd

Title: President & CEO